Exhibit 99.1

JOINT FILING AGREEMENT

                       In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D filed on June 6, 2011 with respect to the shares of Common Stock, par value $0.01 per share, of Build-A-Bear Workshop, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: June 6, 2011	CRESCENDO PARTNERS II, L.P., SERIES BB

	By:	Crescendo Investments II, LLC General Partner

	By:	/s/ Eric Rosenfeld
	Name:	Eric Rosenfeld
	Title:	Managing Member

CRESCENDO INVESTMENTS II, LLC

By:	/s/ Eric Rosenfeld
Name:	Eric Rosenfeld
Title:	Managing Member

/s/ Eric Rosenfeld
ERIC ROSENFELD